Exhibit 10.9

LEASE

THIS INDENTURE OF LEASE, made and entered into as of the 28 day of Feb, 2006, by and between CF COMPANIES, INC., a Minnesota corporation, as lessor (herein called “Lessor”), and COMMONSENSE PUBLISHING, INC., a Delaware corporation, as lessee (herein called “Lessee”).

W I T N E S S E T H

1. Demise; Premises. Lessor hereby demises and leases unto Lessee and Lessee hereby leases from Lessor; for the consideration of the rents, covenants, agreements, terms, conditions and stipulations hereinafter set forth, the Premises, being a 31,910 sq. ft. portion of the building and related areas of the Center as shown on Exhibit A, together with all easements, rights, licenses, privileges, hereditaments and appurtenances thereunto belonging (the “Premises”). The Premises are immediately adjacent to other tenant space within the same building (“Center Building” or “Building”), the entirety of which, together with related sidewalks, roadways, driveways, parking areas and other areas intended for common use by tenants in the Building shall be referred to herein as the “Center.” Lessee shall also have access to the adjacent lunch room and break room areas, provided that it reimburses Lessor for the cost of cleaning those spaces in addition to other amounts payable hereunder.

2. Term. This Lease shall be for a term of one (1) year commencing on April 1, 2006 (herein called the “Commencement Date”) and expiring on March 31, 2007, unless sooner cancelled or terminated as hereinafter provided. If Lessee desires to continue occupying the Premises after expiration of the Lease, it will give Lessor written notice of such desire by January 31, 2007. Lessee shall have the right to exercise (4) separate 90-day lease options. The monthly rental for any period of occupancy after March 31, 2007 shall be Seventeen Thousand, Nine Hundred Five Dollars ($17,905.00) payable on the first (1st) day of each month. All other terms and conditions of this Lease shall continue to be applicable.

3. Rental. Lessee shall, as rent for die use and occupancy of the Premises, pay Lessor a monthly rent of Sixteen Thousand, Three Hundred Two Dollars ($16,302.00), payable on the first day of each and every month during the Lease term. This Rental includes an allowance for property taxes, fire insurance, normal utilities for a warehouse storage operation, and common area maintenance. In the event that Lessee fails to pay the Rent or any other payment called for under this Lease on or before the due date and such default shall not be cured by receipt of the Rent by Lessor on or before the third (3rd) day after receipt by Lessee of written notice of such default pursuant to Section 18.a, Lessee shall pay a late charge equal to three percent (3%) of the unpaid amount per month for each month such payment remains unpaid. Lessor and Lessee agree that such late charge is intended to provide reasonable compensation to Lessor for additional administrative charges and other damages incurred by Lessor on account of such late payment and is not a penalty. The parties agree that such late charge is reasonable, it being difficult, if not impossible to calculate with precision the actual damage resulting from such late payments.

4. Use of the Premises. The Premises shall only be used for light industrial purposes, office purposes, receiving, processing, storage, distribution and warehousing of merchandise and for no other use or purpose whatsoever without the prior consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessee warrants that it will not cause or create any violations of environmental laws and regulations on the Premises during the term of this Lease, nor will the Premises be used for any illegal or unlawful purpose, nor in any manner to create any nuisance or trespass. Lessor covenants and warrants that there are no federal, state, or local laws, ordinances, rules or regulations (“Laws”) which would restrict the use described in Article 4 by Lessee and Lessor covenants and warrants the Center complies with all applicable Laws.

5. Property Taxes. Lessor agrees to pay directly to the appropriate taxing authority when due all real property taxes levied against the Premises during the term of this Lease. If, during the term of this Lease, any special assessment is levied against the Premises, then Lessor shall be responsible for any payments of installments relating thereto which become due and payable during the term of this Lease. Nothing herein contained shall prevent Lessor from protesting the validity or amount of any such taxes or assessments or from taking such action as may be required or permitted by law for enforcing and effecting such protest.

6. Utilities; Licenses; Fees. Except for excess electric usage, Lessor will pay all utility charges related to Lessee’s usage of the Premises, including such charges for lighting, heating throughout the Premises and air conditioning, but only in the office areas. Lessee shall submeter the power usage required to operate its distribution processing equipment, at its own expense, and will pay monthly charges for all such power used. Lessee shall acquire and pay for all permits or licenses which may be required for Lessee’s business, and also to pay, when due, all occupation taxes and any other charges of a similar nature which may at any time be levied against the Premises by reason of Lessee’s use and occupancy thereof.

7. Repairs and Maintenance. Except as otherwise set forth in this Lease, Lessee, at its sole cost, shall be responsible for and shall keep all parts of the Premises (including its restroom areas) and the appurtenances thereto in good, safe, tenantable condition, slightly in appearance, and in good order and repair at all times during the term of this Lease (reasonable wear and tear and casualty excepted in all cases), including any extensions, except that: Lessor shall be responsible at its sole expense for: (a) structural repairs and replacements, repairs, replacements or maintenance to the roof, exterior walls and foundation; (b) repairs or replacements which are necessitated by the willful or negligent act or omission of Lessor, its agents, employees, invitees or representatives; (c) repairs or replacements which are necessitated by reason of fire or other casualty, which events are governed by Paragraph 13 below; and (d) repairs or replacements which are necessitated by reason of a breach of any warranty or representation of Lessor contained in this Lease or by reason of Lessor’s failure to perform or observe any term, covenant or condition to be performed or observed by Lessor pursuant to this Lease. Lessor warrants and represents that it has no knowledge of defects in the plumbing, heating, air conditioning and other mechanical systems. Lessor further warrants and represents that it has no notice or knowledge of any material defects in the Premises or the components of the Premises, including but not limited to the roof, walls, foundation and floors. Subject to the terms of this Lease, Lessor shall repair and maintain the paving, and provide lighting of and maintain sidewalks and parking areas located within the Center and shall provide lighting for and maintain the entrances, exits and areas appurtenant to the Center Building in a clean and orderly condition, including maintaining all shrubbery thereon and mowing of grass thereon and the prompt removal of snow and ice therefrom.

8. Hazard Insurance. Lessor shall procure and maintain in force throughout the term of this Lease, extended coverage casualty insurance covering the building and improvements comprising the Premises against loss or damage by fire and other hazards insurable by an extended coverage fire insurance policy. Said insurance shall be not less than an amount equal to the replacement cost of the buildings on the Premises. Lessor hereby waives any and all rights of recovery which it may have against Lessee for any loss covered by any fire or extended coverage insurance which is maintained by Lessee, including without limitation any loss due to the negligent or willful act or omission of Lessee, its agents, employees, invitees and representatives. All insurance policies required by this Paragraph and by Paragraph 9 of this

Lease shall: (a) be written by one or more insurance companies licensed to do business in the State of Utah; (b) require the insurer to give Lessee at least thirty (30) days advance written notice of any cancellation thereof; and (c) name Lessee and, to the extent permitted by the insurance company, Lessor, as their interests may appear, subject to the provisions of this Lease.

9. Public Liability Insurance. Lessor shall purchase and maintain public liability insurance insuring Lessor against damages because of or resulting from any injury to property, person and loss of life sustained or claimed to have been sustained by any person in, about or on any part of the Premises, including any public sidewalks adjacent thereto. Such insurance shall be endorsed to provide that the insurance shall be primary to and not contributory to any similar insurance carried by Lessee. Such public liability insurance shall have a combined single limit of at least Two Million Dollars ($2,000,000) per occurrence, with a general aggregate limit of Five Million Dollars ($5,000,000).

Lessee agrees to maintain in full force throughout the term of this Lease, and thereafter, so long as tenant is in occupancy of any part of the Premises, commercial general liability insurance written on an occurrence basis, including contractual liability insurance, against claims on account of bodily injury, death or property damage incurred on any part of the Premises or arising as a result of Lessee’s use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence, with a general aggregate limit of Five Million Dollars ($5,000,000). Lessee shall also carry a policy of automobile liability insurance with a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence, and a policy of workers’ compensation insurance that is in compliance with the laws of the State of Utah. Such insurance shall be endorsed to provide that the insurance shall be primary to and not contributory to any similar insurance carried by Lessor.

Lessee and Lessor hereby mutually waive their respective rights for recovery against each other for any loss of or damage to the property of either party, to the extent such loss or damage is insured by any insurance policy required to be maintained by this Lease or otherwise in force at the time of such loss or damage. Each party shall obtain any special endorsements, if required by the insurer, whereby the insurer waives its right of subrogation against the other party hereto. The provisions of this paragraph shall not apply in those instances in which waiver of subrogation would cause either party’s insurance coverage to be voided or otherwise made uncollectible.

10. Alterations and Improvements. Lessee is taking the Premises “as is,” and Lessor is not obligated to make any modifications to the Premises in order to accommodate Lessee. Provided it obtains the prior written consent of Lessor, which consent shall not be unreasonably withheld, Lessee, at its sole expense, will construct an obstruction such as a chain-link fence to enclose and separate the Premises from the other space in the Building, and may from time to time make whatever alterations and additions to the Premises and construct whatever additional improvements on the Premises as Lessee deems necessary or desirable in the conduct of its activities on the Premises, provided the same when completed will not result in a material reduction of the value of the Premises. Any and all alterations, additions, additional improvements and buildings shall be made in compliance with all statutes, laws, ordinances, rules and regulations of any governmental authority having jurisdiction of the Premises. In addition, Lessee shall, prior to commencing any alterations, additions, additional improvements and buildings, obtain all necessary permits and licenses from the appropriate governmental authorities. Lessee shall also indemnify and hold Lessor harmless from and against all statutory liens or claims or liens of any contractor, subcontractor, materialman, laborer or any other party which may arise in connection with any alteration, addition, additional improvement or building to the Premises. Any alteration, addition, additional improvement or building installed or placed on the Premises by Lessee may be removed by Lessee at any time, provided Lessee repairs any damage to the Premises caused by said removal.

11. Trade Fixtures of Lessee. Lessee may furnish, install and maintain on the Premises any and all fixtures, equipment and other personal property useful in connection with Lessee’s operation on the Premises. All fixtures, equipment and other personal property installed in or located on the Premises may be removed by Lessee upon the termination of this Lease, provided Lessee repairs any damage to the Premises resulting from such removal.

12. Assignment and Subletting. Lessee may, at any time and from time to time during the term of this Lease, assign this Lease and its right, title and interest hereunder in whole or in part and may sublease all or any portion of the Premises, but only after obtaining Lessor’s prior written consent, which consent shall not be unreasonably withheld. No such assignment or subletting shall release Lessee from its obligations hereunder.

13. Damage or Destruction. If, during the term of this Lease, including any time after Lessee may have given notice to terminate this Lease, the entire Premises or such portion thereof as shall render the remaining portion thereof unsuitable for the continued conduct of Lessee’s activities thereon, shall be damaged or destroyed by fire or other casualty, Lessee shall have the right, for a period of ninety (90) days thereafter, by giving written notice to Lessor, to terminate this Lease, in which event: (a) Lessor shall be entitled to retain all insurance proceeds payable by reason of and with respect to damage or destruction to the buildings and improvements constructed by Lessor on the Premises; and (b) Lessee shall be entitled to retain all insurance proceeds payable by reason of and with respect to damage or destruction to the buildings and improvements owned or constructed by Lessee on the Premises, and all insurance proceeds relating to Lessee’s fixtures, equipment and other personal property. If Lessee does not elect to terminate this Lease or if the damage or destruction to the Premises does not render the remaining portion thereof unsuitable for the continued conduct of Lessee’s activities thereon, then this Lease shall continue in full force and effect, and Lessor shall promptly commence and pursue diligently to completion whatever repairs to the Premises are necessary to restore the Premises to the condition the same were in prior to such damage or destruction. All such repairs shall be performed promptly and in a good and workmanlike manner in accordance with all statutes, laws, ordinances, rules and regulations of any governmental authority having jurisdiction over the Premises. Commencing on the date of such damage or destruction and continuing during the period in which Lessor is repairing and restoring the Premises pursuant to this Paragraph, the rental payable by Lessee shall abate in proportion to the floor area of the buildings located on the Premises of which Lessee is deprived for the period in which Lessee is deprived of such area.

14. Condemnation.

a. Total Taking. If, during the term of this Lease, the entire Premises shall be taken by any public or quasi-public authority under its power of condemnation or eminent domain (or is sold under threat thereof), this Lease shall terminate as of the date possession shall be taken by the acquiring authority. If any part of the Premises shall be so taken as to render the remainder thereof unsuitable for the continued conduct of Lessee’s activities thereon, Lessee shall have the right to terminate this Lease on thirty (30) days notice to Lessor given within ninety (90) days after the date of such taking. In the event that this Lease shall terminate or be terminated, the rental and all other amounts payable by Lessee hereunder shall, if and as necessary, be apportioned and prorated to the date possession is taken by the acquiring authority.

b. Partial Taking. If the portion of the Premises taken by any public or quasi-public authority under its power of condemnation or eminent domain (or sold under threat thereof) shall not render the remaining portion unsuitable for the continued conduct of Lessee’s activities thereon, Lessor shall, to the extent possible, promptly restore the remaining portion of the Premises to the condition the same was in immediately prior to such taking, and this Lease shall continue in full force and effect. Lessor shall use such portion of Lessor’s proceeds by reason of such taking necessary to repair and restore the Premises as herein provided. During the period in which Lessor is repairing and restoring the Premises pursuant to this Paragraph, the rental payable by Lessee shall abate in proportion to the area of the Premises of which Lessee is deprived for the period in which Lessee is deprived of such area. If it is not possible to restore the remaining portion of the Premises to the condition the same was in immediately prior to such taking, and Lessee has not elected to terminate this Lease pursuant to Paragraph 14a above, then the rent payable by Lessee for the remainder of the Lease term shall abate proportionately to the area of the Premises of which Lessee is deprived.

c. Division of Compensation Award. Lessor and Lessee shall participate pro rata based upon their respective investments in the Premises and the value of the leasehold hereby created as if this Lease would have expired at the end of the Lease term in all compensation awarded or paid upon a total or partial taking of the Premises. In determining the respective investments of Lessor and Lessee in the Premises, Lessee shall receive a credit for the value of Lessee’s trade fixtures and improvements to the Premises, taken by any condemning authority, which credit shall take into account Lessee’s proportionate share of the improvements, if any, for which Lessor has received rental compensation. In the event that a single entire award is made on account of the condemnation, Lessee and Lessor will be entitled to such proportion of the award as may be fair and reasonable. Any valuation shall also take into account Lessee’s option rights. Notwithstanding the foregoing, nothing contained herein shall be construed to preclude Lessee from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, and/or depreciation to, damage to and/or cost of removal of, and/or for the value of stock and/or Lessee’s trade fixtures, furniture, equipment and other improvements made to the Premises, and any other property belonging to Lessee. Any compensation awarded as a result of Lessee’s prosecuting a claim directly shall belong solely to Lessee and need not be shared with Lessor.

15. Indemnity. Lessee shall indemnify and save Lessor harmless from all losses and damage to any person or property resulting from the willful or negligent act or omission of Lessee, its employees, agents, representatives or licensees, or resulting from the failure of Lessee to perform or observe any of the terms, covenants and conditions of this Lease to be performed or observed by Lessee. Lessor shall indemnify and save Lessee harmless from all losses and damages to any person or property resulting from the willful or negligent act or omission of Lessor, its employees, agents, representatives or licensees or resulting from the failure of Lessor to perform or observe any of the terms, covenants and conditions of this Lease to be performed or observed by Lessor. The foregoing indemnities shall not be construed to limit or adversely affect the ability of Lessor or Lessee to avail itself of the benefits of the insurance coverages set forth in this Lease.

16. Quiet Enjoyment. Lessor covenants and agrees that, so long as Lessee shall duly and punctually perform and observe all of its obligations under this Lease, Lessee shall peaceably and quietly have, hold and enjoy the Premises without any hindrance or molestation from Lessor or any other party.

17. Default; Remedies.

a. Default by Lessee. Subject to the right of Lessor to collect the late payment penalty provided in paragraph 3, if (i) default be made in the payment of the rental or any additional sums payable hereunder by lessee and such default shall continue for thirty (30) days after receipt of written notice thereof by Lessee or (ii) default be made in the performance or observance by

Lessee of any other covenants or conditions herein contained and such default shall continue for twenty (20) days after written notice thereof shall have been received by Lessee (or if such default is not of a type that can reasonably be corrected within twenty (20) days, then if Lessee fails to commence promptly and in good faith to proceed with due diligence to correct such default) (but in no event shall Lessor be required to give more than two (2) such written notices in any twelve (12)-month period), then and in any of the above-described events, Lessor may elect to terminate this Lease and declare the term ended, to re-enter the Premises or any part thereof with judicial process and to expel and remove Lessee or any person or persons occupying the same and again to repossess and enjoy the Premises. Lessor shall also have the right at its option to cure any default by Lessee and obtain from Lessee the costs and expenses incurred by Lessor in curing such default.

b. Default by Lessor. If default be made by Lessor in the performance or observance of any of the covenants or conditions herein contained and such default shall continue for twenty (20) days after written notice thereof shall have been received by Lessor (or if such default is not of a type that can reasonably be corrected within twenty (20) days, then if Lessor fails to commence promptly and in good faith to proceed with due diligence to correct such default), then and in any of the above- described events, Lessee shall have the right at its option to immediately terminate this Lease, to cure any default by Lessor and deduct the costs and expenses incurred by Lessee in curing such default from the rental and any other amounts thereafter accruing to Lessor, or to offset the amount of damages incurred as a consequence of any Claim described above from the rental and any other amount thereafter accruing to Lessor. All amounts expended by Lessee in curing Lessor’s defaults or as a consequence of any Claim shall be paid by Lessor upon demand by Lessee.

c. Remedies Not Exclusive. Any right or remedy conferred on Lessor or Lessee under this Lease shall not be deemed to be exclusive of any other right or remedy which might otherwise be available hereunder or at law or in equity. The rights and remedies hereunder shall be cumulative and may be exercised and enforced concurrently and whenever and as often as occasion therefor arises.

d. No Waiver of Rights. The failure of Lessor or Lessee to insist upon strict performance of any of the terms, covenants or conditions herein contained shall not be deemed a waiver of any of its rights or remedies and shall not be deemed a waiver of any subsequent breach or default in any of said terms, covenants and conditions.

18. Security. Upon execution and delivery of this Lease, Lessee shall deliver that certain Continuing Guaranty Agreement executed by Lessee’s parent corporation.

19. Miscellaneous.

a. Notices. Whenever in this Lease it shall be required or permitted that notice be given by any party hereto to the other, such notice shall be given by certified or registered mail, and any notice so sent shall be deemed to have been given on the date that the same is deposited in the United States mail, postage prepaid. Notices shall be addressed to Lessor at Spanish Fork Properties, Inc., c/o Joel Connell, Baker Realty Company, 1487 Amhurst Road, Knoxville, Tennessee 37909 fax No. (865) 450-2910, and to Lessee at 2055 High Ridge Road, Boynton Beach, FL 33426, or at such other address as either party may from time to time specify in writing in lieu thereof. It is further agreed that each party hereto will promptly furnish to the other party hereto a copy of any notice it may receive from any third person which may affect the rights of any party hereunder.

b. Access. Lessor, its agents and representatives, shall, upon at least forty-eight (48) hours prior written notice, be entitled to enter upon the Premises at reasonable times during Lessee’s normal business hours for the purpose of examining and inspecting the condition thereof, and exercising any right or power reserved to Lessor under this Lease; provided, however, such entry shall be done in a manner so as not to unreasonably interfere with the conduct of Lessee’s activities thereon, and such entry shall only be made if Lessor is accompanied by a responsible employee of Lessee, and provided further that no person shall be allowed or permitted on the Premises if such person is engaged in any activity, enterprise or business that competes, directly or indirectly, with any product or business of Lessee.

c. Surrender of Premises. Lessee upon termination of this Lease, by lapse of time or otherwise, agrees peaceably to surrender the Premises to Lessor in broom-clean condition and with all property of Lessee removed.

d. Holding Over. If Lessee, without the consent of Lessor contemplated by paragraph 2, remains in possession of the Premises after the termination of this Lease and without the execution of a new lease, Lessee shall be deemed to be occupying the Premises as a tenant from month-to-month, subject to all the applicable terms, conditions and covenants of this Lease. If Lessee, without the consent of Lessor contemplated by paragraph 2, remains in possession of the Premises after the termination of this Lease, Lessee shall pay Rent at a rate of 200% of the rental rate in effect just prior to such termination the rental provided for in paragraph 3 hereof, and Lessee agrees to reimburse Lessor for the cost of obtaining possession of the Premises, including a reasonable attorney fee.

c. Benefit. This Lease and all of the covenants and conditions herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

f. Provisions Severable. If any provision of this Lease shall be held or declared to be invalid, illegal or unenforceable under any law applicable thereto, such provision shall be deemed deleted from this Lease without impairing or prejudicing the validity, legality and enforceability of the remaining provisions hereof.

g. Future Mortgaging. Lessor shall have the right to enter into successive debt instruments running in favor of any of the holders of such debt on the Premises, provided that Lessor obtains the agreement of all successive mortgagees, ground or other lessors or holders of any other lien relating to a debt obligation, that Lessee will not be disturbed in its use and occupancy of the Premises and its rights under this Lease so long as Lessee is not in default under this Lease beyond any applicable grace period.

h. Mechanic’s Liens. Neither Lessee nor anyone claiming by, through or under Lessee, shall have the right to file or place any mechanic’s lien or other line of any kind or character whatsoever upon Lessor’s interest in the Premises, and notice is hereby given that no contractor, subcontractor or anyone else who may furnish any material, service or labor for any building, improvement, alteration, repair or any part thereof, shall at any time be or become entitled to any lien thereon. Lessee covenants and agrees to use reasonable efforts to give notice thereof in advance to any and all contractors and subcontractors who may furnish or agree to furnish any such material, service or labor. If any such lien shall at any time be filed against Lessor’s interest in the Premises or any part thereof, Lessee shall have the right to dispute and litigate or arbitrate the validity of any mechanic’s lien claim. If Lessee does not litigate or arbitrate a mechanic’s lien claim it shall, within sixty (60) days after notice of the filing thereof, cause the same to be released and discharged of record; provided, however, that Lessee shall have the right to bond off (or provide other reasonable security therefor) any claims or liens that may come in any event, arise and be an encumbrance against the property. Lessee shall promptly notify Lessor in the event any lien shall attach against the property.

i. Short Form of Lease. The parties agree to execute and deliver a memorandum or short form of Lease, suitable for recording purposes, specifying the Commencement Date, Lessee’s option to purchase and Lessee’s right of first refusal, which is to be in a form approved by Lessor and Lessee, but nothing therein contained shall alter or vary any of the terms of this Lease.

j. Governing Law. This Lease shall be governed by the laws of the State of Utah.

IN WITNESS WHEREOF, Lessor and Lessee have executed this instrument under seal as of the day and year first above written.

LESSOR:	LESSEE:

CF COMPANIES, INC.	COMMONSENSE PUBLISHING, INC.

/s/ Joel W. Connell, President	By:	/s/ Wayne Gorsek

Joel W. Connell, President	Name printed:	Wayne Gorsek

Title:	CEO

STATE OF TENNESSEE	)	SS.
)
COUNTY OF KNOX	)

Personally came before me this 3 day of March 2006, the above-named Wayne Gorsek, to me known to be the CEO, of Commonsense Publishing, Inc., and acknowledged that he/she executed the foregoing instrument as such officer, as the deed of said corporation and by its authority.

/s/ Adam L. Rosenberg

Notary Public

State of Florida
My commission:	4/17/09

(Notarial Seal)

STATE OF TENNESSEE	)	SS.
)
COUNTY OF KNOX	)

Personally came before me this 9th day of March, 2006, the above-named Joel W. Connell, to me known to be the President of CF Companies, Inc., and acknowledged that he executed the foregoing instrument as such officer, as the deed of said corporation and by its authority.

/s/ Jane G. Mays

Notary Public

State of Tennessee
My commission:	10-02-06

(Notarial Seal)

EXHIBIT A

Diagram of Premises in Building

VITA-COST OFFICE AREA
AVAILABLE OFFICES
EXISTING FRONT OFFICE SPACE 37,300 SF +/- (1-STORY)
SANTA OFFICES
OPTIONAL OFFICE EXPANSION INTO
SANTA 980,500 SF +/-
VITA-COST 26,910 # WAREHOUSE AREA
EXISTING OFFICE (2-STORY)
(63) DOCK DOORS
(15) DOCK DOORS
(10) DOCK DOORS
USCO - JC PENNEY 383,000 SF +/-
MEZZANINE ABOVE 38,000 SF
HIGH-BAY SPACE B 980,500 SF +/- AVAILABLE
DOCK DOORS
SPACE C 19,570 sf AVAILABLE

EXHIBIT A Floor Plan

no scale

10/07/03

Western Distribution Center